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                                                                    EXHIBIT 10.3

                       PACIFICAMERICA MONEY CENTER, INC.
                     ANNOUNCES REVISED TERMS OF ACQUISITION
                         BY FREMONT GENERAL CORPORATION


     WOODLAND HILLS, Calif.--(BUSINESS WIRE)--October 5, 1998--PacificAmerica Money Center, Inc. (NASDAQ: PAMM) announced today that because of recent adverse changes in the overall securities market as well as the secondary market for subprime residential mortgage loans, it has agreed to certain changes in the terms of its agreement to be acquired by Fremont General Corporation (NYSE: FMT). The primary changes are that (1) the acquisition price will be paid all in cash; (2) a portion of the base price may be subject to adjustment; and (3) a portion of the purchase price will be subject to achievement of certain target loan sale prices, as further described below. the transaction is still subject to a number of conditions, including completion of satisfactory due diligence, negotiation of a satisfactory definitive agreement, receipt of a fairness opinion, receipt of approval of a majority of PAMM stockholders and regulatory approval. The parties have agreed to proceed in good faith to complete due diligence and the negotiation of a definitive merger agreement by October 31, 1998, with an anticipated closing by the end of 1998 if all the conditions are met.

     The new terms provide that stockholders of PAMM would receive up to $10 per share, of which $6 per share wold be paid in cash at closing. The initial $6 payment would be subject to reduction by the amount, if any, by which the proceeds from a sale of the interest-only strip receivable held by PAMM are less than a mutually agreed upon amount. The sale of the receivable would be required on or before the closing of the merger. Given the current uncertainty of the securities market in general and the illiquidity of the market for these assets in particular, the required sale of the receivable may delay or prevent the closing of the transaction. If the merger is closed, the stockholders of PAMM would also have the right to receive a total of up to an additional $4 per share, subject to achievement of certain target loan sale prices, payable in two installments over the two years following the closing. The first installment would be payable if target loan sale prices are met for the 12 months following the closing, and the second installment would be payable if target loan sale prices are met for the 13th through the 24th months following the closing. General terms of the target loan sale prices have been discussed, but not all of the details have been fixed. While historically PAMM has reached the general target goals being discussed, no assurance can be given that these goals will be met under current or future secondary market conditions for loans. In addition, no assurance can be given that additional changes to the transaction will not be made prior to signing a definitive agreement.

     Except for historical information contained herein, statements in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks include, among others, risk that the parties will be unable or unwilling to negotiate a definitive agreement; risk that any of the conditions required to close the merger will not be met; risk of further changes in market conditions which would make either party unable or unwilling to complete the merger; risk of material adverse changes in the financial conditions, results of operations or prospects of either party which would make the other party unwilling to complete the merger; and possible regulatory enforcement actions and legislative action.

Contact: PacificAmerica Money Center, Inc., Woodland Hills, California Charles J. Siegel, Chief Financial Officer
          (818) 992-8999